Exhibit 5.1

[VARIAN MEDICAL SYSTEMS, INC. LETTERHEAD]

May 17, 2013

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, California 94304

Re:	2005 Omnibus Stock Plan (Third Amended and Restated 2005 Omnibus Stock Plan)

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by Varian Medical Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to 6,005,508 shares of the Company’s common stock (which includes 5,508 shares being transferred from the registration statement for the Varian Medical Systems, Inc. Omnibus Stock Plan), par value $1.00 per share (the “Common Stock”), issuable pursuant to the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan (Third Amended and Restated 2005 Plan, hereinafter the “Plan”), it is my opinion that such shares of the Common Stock of the Company, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ John W. Kuo

John W. Kuo, Esq. Senior Vice President, General Counsel and Corporate Secretary